SUPPLEMENT DATED MAY 1, 2009

To

THE PROSPECTUS DATED MAY 1, 2007
For the following annuity:
MFS REGATTA CHOICE II,

To

THE PROSPECTUSES DATED MAY 1, 2006
For the following annuities:
COLUMBIA ALL-STAR
COLUMBIA ALL-STAR EXTRA
COLUMBIA ALL-STAR FREEDOM
COLUMBIA ALL-STAR TRADITIONS
FUTURITY SELECT FOUR PLUS
FUTURITY SELECT FREEDOM
FUTURITY SELECT INCENTIVE
FUTURITY SELECT SEVEN
FUTURITY ACCOLADE

And To

THE PROSPECTUSES DATED MAY 1, 2006 AND APRIL 11, 2006
For the following annuities:
SUN LIFE FINANCIAL MASTERS IV
SUN LIFE FINANCIAL MASTERS VII

This Supplement revises certain of the information contained in the above-listed Prospectuses (as previously supplemented) that pertain to annuity Contracts issued by us. We are Sun Life Assurance Company of Canada (U.S.), and words and phrases used in this Supplement have the same meaning as the Prospectus gives to them.

This Supplement is being provided to you as a Participant under one of the above-listed Contracts. You should retain this Supplement with the Prospectus for future reference. If you need an additional copy of the Prospectus or any supplement thereto, please call 800-752-7215.

New Location for Securities and Exchange Commission Public Reference Room in Washington, D.C.: Under the heading “Available Information” in the Prospectus, we disclose the address of the SEC’s Washington, D.C., public reference facilities, which is one place that you can read and copy certain materials that we file with the SEC. The new location for these SEC facilities is the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549-0102.  You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Update of Information Incorporated by Reference. Under the heading “Incorporation of Certain Documents by Reference” in the Prospectus, we describe certain documents that we incorporate by reference into the Prospectus. That description is revised to read as follows:

“The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is incorporated herein by reference. All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Supplement and prior to the termination of the offering, shall be deemed incorporated by reference into the Prospectus.”

Experts: The following is hereby added to the Prospectus:

“EXPERTS”

“The consolidated financial statements incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph, referring to the Company changing its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changing its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.” Their office is located at 200 Berkeley Street, Boston, Massachusetts.